Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Avigen, Inc.
at
a Purchase Price of $1.00 Per Share
by
BVF Acquisition LLC
A Wholly Owned Subsidiary of
Biotechnology Value Fund, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME,
ON FEBRUARY 23, 2009, UNLESS THE OFFER IS EXTENDED.

Upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), BVF Acquisition LLC, a Delaware limited liability company (the “Purchaser,” “we,” or “us”), and wholly owned subsidiary of Biotechnology Value Fund, L.P., a Delaware limited partnership (“BVF”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”) of Avigen, Inc., a Delaware corporation (“Avigen” or the “Company”), at a price per Share of $1.00, net to the seller in cash, less any applicable withholding taxes and without interest.

The Offer is conditioned upon, among other things, (i) the BVF Nominees (as hereinafter defined) being elected to the board of directors of Avigen (the “Board”) at a special meeting of stockholders called for that purpose, or otherwise appointed, and constituting a majority of directors on the Board, (ii) the Board redeeming the Poison Pill Rights issued and outstanding under Avigen’s Poison Pill Rights Plan (as defined below), or the Purchaser being satisfied in its reasonable discretion that the Poison Pill Rights are otherwise inapplicable to the Offer, the Purchaser or any affiliate or associate of the Purchaser and (iii) Avigen not having authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, alternative strategy or relinquishment of any material contract or other right of the Company or any comparable event or capital depleting transaction not in the ordinary course of business. The Offer is not conditioned upon the Purchaser obtaining financing or any due diligence review.

Questions and requests for assistance, including requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, may be directed to MacKenzie Partners, Inc., which is acting as the information agent (the “Information Agent”) and The Colbent Corporation as depositary (the “Depositary”) with respect to the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.

The Offer has not been reviewed by the Board of Directors or management of Avigen.  No later than ten business days from the date of this Offer to Purchase, Avigen is required by law to publish, send or give to you a statement disclosing whether the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase.  Any representation to the contrary is a criminal offense.

January 23, 2009

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires:

·	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

·
If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to The Colbent Corporation, the Depositary for the Offer, at one of its addresses shown on the Letter of Transmittal; or

·	If you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, collect at (212) 929-5500 or toll-free at (800) 322-2885.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer.  You should rely only on the information contained in this Offer to Purchase.  We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal.  If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

Table of Contents

Page

SUMMARY TERM SHEET		i
INTRODUCTION		1
THE TENDER OFFER		3
1.	Terms of the Offer	3
2.	Acceptance for Payment and Payment of the Shares	4
3.	Procedures for Tendering the Shares	5
4.	Withdrawal Rights	9
5.	Material U.S. Federal Income Tax Consequences	10
6.	Price Range of the Shares; Dividends	13
7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations	13
8.	Information About Avigen, Inc.	15
9.	Information About Biotechnology Value Fund, L.P.	15
10.	Past Contacts with Avigen	16
11.	Purpose of the Offer	18
12.	Source and Amount of Funds	18
13.	Interest in Securities of Avigen	18
14.	Conditions of the Offer	19
15.	Legal Matters; Regulatory Approvals	21
16.	Fees and Expenses	21
17.	Miscellaneous	22

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of the Offer to Purchase (which together with the accompanying Letter of Transmittal, as they may be amended and supplemented from time to time, constitute the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”) of Avigen, Inc., a Delaware corporation (“Avigen” or the “Company”), and may not contain all the information that is important to you.  This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Who is offering to purchase my Shares?

BVF Acquisition LLC, a Delaware limited liability company (the “Purchaser,” “we” or “us”), is a wholly owned subsidiary of Biotechnology Value Fund, L.P. (“BVF”), a Delaware limited partnership that specializes in holding biotechnology stocks for investment purposes.   Mark N. Lampert is the owner, sole director and an officer of BVF Inc., a Delaware corporation.  BVF Inc. is the general partner of BVF Partners, L.P., a Delaware limited partnership, which is the general partner of BVF. BVF Partners, L.P. and BVF Inc. may each be deemed to beneficially own 8,819,600 Shares. See Section 9 for more information regarding us.

Why are we making the Offer and what are our plans for the Company?

On January 9, 2009, BVF delivered a notice to Avigen to call a special meeting of stockholders to remove all incumbent directors and elect its own slate of stockholder-focused nominees, among other things. As described herein, a condition to this offer is the BVF Nominees (as hereinafter defined) being elected to Avigen’s Board of Directors (the “Board”) at this special meeting, or otherwise appointed, and constituting a majority of the directors on the Board. If elected, the BVF Nominees, subject to their fiduciary duties, intend to pursue negotiations with MediciNova, Inc. (“MediciNova”), related to a proposed merger with the Company, and work to consummate the proposed merger expeditiously. Assuming the conditions to this Offer are satisfied, stockholders of Avigen would have the choice of (i) tendering their Shares and receiving a fixed cash payment upon the closing of the Offer at a premium to the market price on the day prior to the announcement of this Offer or (ii) maintaining their investment in the Company and participating in the proposed merger with MediciNova, if it occurs. See Section 11 for more information on the purpose of the Offer and the proposed merger with MediciNova. The Purchaser is making this Offer because BVF believes that the purchase of Shares at the purchase price pursuant to the Offer represents an attractive investment for the Purchaser.

What will be the purchase price for the Shares and what will be the form of payment?

The tender offer price is $1.00 per Share.  If your Shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires.  See Section 3.  Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many Shares is the Purchaser offering to purchase in the Offer?

We are offering to purchase all of the outstanding common stock, par value $0.001 per share, of Avigen.  We refer to one share of Avigen common stock as a “share” or “Share”.  See Section 1.

i

Does the Purchaser have the financial resources to pay for the Shares?

We will have sufficient funds to purchase all of the Shares tendered in the Offer.  BVF, the parent company of the Purchaser, has committed to contribute to the Purchaser all amounts necessary to fund the Offer. The Offer is not conditioned upon any financing arrangements.  See Section 12.

How long do I have to tender my Shares; can the Offer be extended, amended or terminated?

You may tender your Shares until the Offer expires.  The Offer will expire at 12:00 midnight, New York time, on February 23, 2009, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively).  If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We encourage you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.  See Section 1.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws.  We cannot assure you that we will extend the Offer.  If we extend the Offer, we will delay the acceptance of any Shares that have been tendered on or before February 23, 2009 until the end of the extension period.  We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances.  See Section 1.

How will I be notified if the Purchaser extends the Offer or amends the terms of the Offer?

We do not currently intend to extend the Offer.  However, in the event that we do extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Time.  We will announce any amendment to the Offer by making a public announcement of the amendment.  See Section 1.

What are the significant conditions to the Offer?

 The Offer and our obligation to purchase any Shares thereunder is subject to the conditions described in Section 14 having been satisfied or waived by the Purchaser prior to the Expiration Time, including, without limitation:

●
the Poison Pill Rights (the “Poison Pill Rights”), issued and outstanding under the Rights Agreement, dated November 21, 2008 (the “Poison Pill Rights Plan”), between Avigen and American Stock Transfer & Trust Co. must have been redeemed by the Board, or the Purchaser must be satisfied in its reasonable discretion that the Poison Pill Rights are otherwise inapplicable to the Offer, the Purchaser or any affiliate or associate of the Purchaser (the “Poison Pill Condition”);

●
Each of Mark N. Lampert, Oleg Nodelman, Matthew Perry and Robert M. Coppedge (the “BVF Nominees”) being elected to the Board at a special meeting of stockholders called for that purpose, or otherwise appointed, and constituting a majority of directors on the Board (the “Nominees Condition”); and

●
Avigen not having authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, alternative strategy, disposition of assets or relinquishment of any material contract or other right of the Company or any comparable event or capital depleting transaction not in the ordinary course of business (the “Extraordinary Transaction Condition”).

 The Offer is also subject to other conditions. See Section 14. The Offer is not conditioned upon our obtaining financing or conducting any due diligence review.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before 12:00 midnight, New York time, on February 23, 2009, or any later time and date to which the Offer may be extended, or earlier as your broker or other nominee may require:

●	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

●
If you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to The Colbent Corporation, the Depositary for the Offer, at one of its addresses shown on the Letter of Transmittal; or

●	If you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares, but:

●	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

●	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

●	your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance.  The contact information for the Information Agent appears on the back cover of this Offer to Purchase.  See Section 3 and the Instructions to the Letter of Transmittal for more information.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes.  You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York time, on February 23, 2009, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended.  Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after 60 days from the date of the commencement of the Offer if the Shares have not yet been accepted for payment as provided in this Offer. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares.  If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included.  Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares.  Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares.  See Section 4.

Has the Company’s Board of Directors adopted a position on the Offer?

The Offer has not been reviewed by the Board of Directors of Avigen.  No later than ten business days from the date of this Offer to Purchase, Avigen is required by law to publish, send or give to you a statement disclosing whether the Board of Directors recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares, you will still own the same amount of Shares, and Avigen will still be a public company listed on the NASDAQ Stock Market. See Section 7.

What is the recent market price for my Shares?

On January 14, 2009, the last full trading day before we announced our intention to commence a tender offer, the closing market price for the Shares on the NASDAQ Stock Market (NASDAQ) was $0.87 per Share.  You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares.  See Section 6.

When will the Purchaser pay for the Shares I tender?

We will pay the purchase price for the Shares we purchase, net to the seller in cash, less any applicable withholding tax and without interest, promptly after the expiration of the Offer.  We may not be able to pay for any Shares for several business days after the Expiration Time.  See Section 2.

What are the United States federal income tax consequences if I tender my Shares?

The receipt of cash for Shares accepted for payment by us from tendering stockholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.  You are encouraged to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.  See Section 5.

All stockholders should review the discussion in Section 5 regarding tax issues and consult their tax advisor regarding the tax effects of a tender of Shares.

Will I have to pay stock transfer tax if I tender my Shares?

We will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal.  See Section 2.

Whom can I talk to if I have questions?

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, collect at (212) 929-5500 or toll-free at (800) 322-2885.  Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

v

INTRODUCTION

To the Holders of Shares of Avigen:

The Purchaser invites you to tender, for purchase by us, your Shares, par value $0.001 per Share, of Avigen, Inc.  Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase all outstanding Shares at a price at a price of $1.00 per Share, net to the seller in cash, less applicable withholding taxes and without interest.

The Offer will expire at 12:00 midnight, New York time, on February 23, 2009, unless extended as described in Section 1 below.

Tendering stockholders whose Shares are registered in their own names and who tender directly to The Colbent Corporation, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 2, stock transfer taxes on the purchase of Shares by us in the Offer.  If you own your Shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your Shares on your behalf, the nominee may charge you a fee for doing so.  You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is conditioned upon, among other things, (i) the BVF Nominees being elected to the Board at a special meeting of stockholders called for that purpose, or otherwise appointed, and constituting a majority of directors on the Board, (ii) the Board redeeming the Poison Pill Rights issued and outstanding under the Poison Pill Rights Plan, or the Purchaser being satisfied in its reasonable discretion that the Poison Pill Rights are otherwise inapplicable to the Offer, the Purchaser or any affiliate or associate of the Purchaser and (iii) Avigen not having authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, alternative strategy or relinquishment of any material contract or other right of the Company or any comparable event or capital depleting transaction not in the ordinary course of business. The Offer is not conditioned upon the Purchaser obtaining financing or any due diligence review.

The Offer has not been reviewed by the Board of Directors of Avigen.  No later than ten business days from the date of this Offer to Purchase, Avigen is required by law to publish, send or give to you a statement disclosing that the Board of Directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer, or is unable to take a position with respect to the Offer.

Any tendering stockholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that it is exempt from backup withholding.

According to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2008 with the Securities and Exchange Commission (the “SEC”), as of November 10, 2008, there were outstanding 29,769,115 Shares. BVF Partners, L.P. and BVF Inc. may each be deemed to beneficially own 8,819,600 Shares, representing 29.63% of the outstanding Shares.

Stockholders are encouraged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

THE TENDER OFFER

1.	Terms of the Offer

General.

Upon the terms and subject to the conditions of the Offer, we will purchase all outstanding Shares at a price of $1.00 per Share, net to the seller, in cash, less any applicable withholding tax and without interest.  The term “Expiration Time” means 12:00 midnight, New York time, on February 23, 2009, unless we, in our sole discretion, extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.  See below for a description of our right to extend, delay, terminate or amend the Offer.

If we:

●	increase or decrease the price to be paid for the Shares above or below $1.00 per Share; or

●	decrease the number of Shares purchasable in the Offer;

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 11:59 p.m., New York time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in this Offer to Purchase, then the Offer will be extended until the expiration of such ten business day period.  For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 11:59 p.m., New York time.

The Purchaser expressly reserves the right to waive any of the conditions to the Offer, which are described in Section 14. In the event that all such conditions, including, without limitation, the Poison Pill Condition, the Nominees Condition and the Extraordinary Transaction Condition have not been satisfied or waived at the Expiration Time, the Purchaser shall not be obligated to accept for payment or pay for any Shares tendered into the Offer and may delay acceptance for payment of such Shares or may terminate the Offer.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Extension of the Offer; Termination; Amendment.  We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.  We also expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth in Section 14 have occurred and to reject for payment and not pay for any Shares not then accepted for payment or paid for or, subject to applicable law, to postpone payment for the Shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.  Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 14 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing the number of Shares being sought in the Offer.

Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced Expiration Time.  Any public announcement made in the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national news service.

If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act.  The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes.  In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response.  With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders.  Accordingly, if, prior to the Expiration Date, we increase or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of the Shares, we will extend the Offer at least until the expiration of that period of ten business days.

2.	Acceptance for Payment and Payment of the Shares

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the purchase price for all Shares properly tendered and not properly withdrawn before the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per Share purchase price for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Time.  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of:

●	certificates for Shares or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at the book-entry transfer facility;

●	a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

●	any other required documents.

We will pay for the Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

After the Expiration Time, tenders are irrevocable except that they may be withdrawn at any time after 60 days from the date of the commencement of the Offer if the Shares have not yet been accepted for payment as provided in this Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to by reason of any delay in making payment.  In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer.  If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer.

3.	Procedures for Tendering Shares

Valid Tender.  For a stockholder to make a valid tender of Shares in the Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

●
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “Book-Entry Transfer” below), and any other required documents; and

●
either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We encourage stockholders who hold Shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender Shares through the brokers or banks and not directly to the Depositary.

Book-Entry Transfer.  For purposes of the Offer, the Depositary will establish an account for the Shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer.  Although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at the book-entry transfer facility described above is referred to in this Offer to Purchase as a “book-entry confirmation.”  Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder.  Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation).  If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance.  In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for Shares tendered thereby if:

●	the “registered holder(s)” of those Shares signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

●	those Shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered Shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended) (each an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution.  If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender Shares in the Offer and your certificates for those Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

·	your tender is made by or through an eligible institution;

·	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

·
the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (i) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  A tender of Shares made pursuant to any method of delivery set forth in this Offer to Purchase will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion.  This determination will be final and binding on all parties.  We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful.  We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.  A tender of Shares will not have been made until all defects and irregularities have been cured or waived.  None of us, our affiliates or assigns, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of objection or incur any liability for failure to give any notification.  Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery and the instructions thereto) will be final and binding.  By tendering Shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

If you tender your Shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

●
you have the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all Shares, other securities or distributions issued or issuable in respect of your Shares); and

●	when we accept your Shares for payment, we will acquire good and marketable title to your Shares, free and clear of all liens, restrictions, claims and encumbrances.

Our acceptance of your Shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

In this Offer to Purchase, and in the Letter of Transmittal, we have included certain statements that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of Shares and the satisfaction of conditions to the Offer will be valid and binding.  These statements, and any related statements that a holder tendering Shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law.  These statements are included because it is necessary for us, in order to determine which Shares will be accepted and which will be returned, to make decisions which are deemed final with respect to the validity of tenders.  Without such an ability to make decisions, we cannot accurately determine the number of Shares tendered and make decisions about return of Shares.  Statements that determinations will be made in our sole discretion are intended to refer to our sole discretion, exercised reasonably.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the Letter of Transmittal.  See Instruction 10 of the Letter of Transmittal.

United States Federal Income Tax Backup Withholding.  Any tendering stockholder or other payee that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer.  Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, however, backup withholding will apply unless such exemption is proven in a manner satisfactory to the Depositary (such as by completing and signing the Substitute Form W-9).  Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.  See Instruction 9 of the Letter of Transmittal.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder’s United States federal income tax liability, provided that the required information is furnished.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of Shares are irrevocable.  You may withdraw Shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all Shares.  You may also withdraw your previously tendered Shares at any time after 11:59 p.m., New York time, on February 23, 2009, unless such Shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

●	be received in a timely manner by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase; and

●
specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  Withdrawn Shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties.  We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders.  None of us, our affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase the Shares in the Offer as a result of the occurrence of a condition disclosed in Section 14, then, without prejudice to our rights in the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.  Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 14e-(1) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

5.	Material U.S. Federal Income Tax Consequences

General.  The following is a discussion of certain United States federal income tax consequences to holders of Shares who are United States persons (“U.S. Stockholders”) and whose Shares are sold pursuant to the Offer.  Generally, a United States person is:

●	an individual citizen or resident of the United States;

●
a corporation (including an entity other than a corporation which is treated as a corporation for United States federal income tax purposes), a partnership or a limited liability company, that is created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●
a trust if, in general, a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 if such trust has elected to continue to be treated as a United States person and met certain other requirements.

The tax consequences to stockholders who are not United States persons (including certain individuals who were United States persons in the past) (“Non-U.S. Stockholders”) involve tax considerations that are beyond the scope of this discussion.  It is therefore advised that each Non-U.S. Stockholder consult his or her tax advisor to determine the United States federal, state, local and foreign tax consequences of a sale of Shares pursuant to the Offer.

The discussion herein does not intend to be exhaustive of all possible tax considerations; for example, the discussion does not contain a description of any state, local or foreign tax considerations.  In addition, this summary discussion is intended to address only those United States federal income tax considerations that are generally applicable to a stockholder who holds common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)), and this summary does not discuss all aspects of United States federal income taxation that might be relevant to a specific stockholder in light of such person’s particular investment or tax circumstances.

In particular, the discussion does not purport to deal with all aspects of taxation that may be relevant to stockholders that are subject to special treatment under the United States federal income tax laws, including, without limitation, individual retirement and other tax-deferred accounts; banks and other financial institutions; insurance companies; tax-exempt organizations; dealers, brokers or traders in securities or currencies; persons subject to the alternative minimum tax; persons who hold their Shares as part of a straddle, hedging, synthetic security, conversion transaction or other integrated investment consisting of the Shares and one or more other investments; persons who have elected mark-to-market accounting, persons whose functional currency is other than the U.S. dollar; partnerships or their partners, persons who received their Shares as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services; persons eligible for tax treaty benefits; and foreign corporations, foreign partnerships, other foreign entities and individuals who are not citizens or residents of the United States.

The information in this discussion is based on the federal income tax laws as of the date of this document, which include:

●	the Code;

●	current, temporary and proposed United States Treasury regulations promulgated under the Code;

●	the legislative history of the Code;

●
current administrative interpretations and practices of the IRS, including its practices and policies as expressed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling; and

●	court decisions.

There is a risk that future legislation, United States Treasury regulations, administrative interpretations and/or court decisions may change the current law or adversely affect existing interpretations of the United States federal income tax laws.  Any change could apply retroactively to transactions preceding the date of the change and we do not undertake to inform you of any change.  In addition, there is a risk that the statements set forth in this summary discussion (which do not bind the IRS or the courts) may be challenged by the IRS and may not be sustained by a court if so challenged.

The discussion herein is not intended to be, and should not be construed by any stockholder as being, tax advice.  Therefore, each stockholder is urged to consult with its tax advisor to determine the United States federal, state, local and foreign tax consequences of the sale of Shares pursuant to the Offer, including the particular facts and circumstances that may be unique to such stockholder.

THIS COMMUNICATION WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER ANY TAX LAW.

United States Federal Income Tax Consequences to U.S. Stockholders.  An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.  A U.S. Stockholder who receives cash pursuant to the Offer will be treated as recognizing gain or loss from the disposition of the Shares.  Such gain or loss will be equal to the difference between the amount of cash received and such U.S. Stockholder’s adjusted tax basis in the Shares exchanged therefor.  Any such gain or loss will be capital gain or loss (if the Shares are capital assets in the hands of the exchanging stockholders) and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

United States Federal Income Tax Consequences to Non-U.S. Stockholders.  Gain realized by a Non-U.S. Stockholder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to the U.S. permanent establishment maintained by such Non-U.S. Stockholder), (ii) in the case of gain realized by a Non-U.S. Stockholder who is an individual, such Non-U.S. Stockholder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the Shares constitute a U.S. real property interest and the Non-U.S. Stockholder held, actually or constructively, at any time during the five-year period preceding the disposition of Shares pursuant to the Offer, more than 5% of the Shares. The Shares will constitute a U.S. real property interest with respect to a Non-U.S. Stockholder if the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Stockholder held Shares or (ii) the five-year period ending on the date the Non-U.S. Stockholder sells Shares pursuant to the Offer.  A United States real property holding corporation is any domestic corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the fair market value of its worldwide real property interests plus any of its other assets which are used or held for use in a trade or business.  We have made no determination whether the Company is or has been a United States real property holding corporation during the last five years.

In addition, a Non-U.S. Stockholder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of Shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States.

Non-U.S. Stockholders are advised to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of Shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

Backup Withholding.  Any tendering stockholder or other payee that fails to complete fully and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to required United States backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer.  Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, however, backup withholding will apply unless such exemption is proven in a manner satisfactory to the Depositary (such as by completing and signing the Substitute Form W-9).  Noncorporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.  See Instruction 9 of the Letter of Transmittal.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder’s United States federal income tax liability, provided that the required information is furnished.

6.	Price Range of the Shares; Dividends

The Shares are traded on NASDAQ under the symbol “AVGN.”  According to the Company’s Quarterly Report on Form 10-Q filed on November 10, 2008 with the Securities and Exchange Commission (the “SEC”), as of November 10, 2008, there were outstanding 29,769,115 Shares.  The following table sets forth, for the periods indicated, the reported high and low trading prices for the Shares on NASDAQ.  The stock price information is based on published financial sources.

Avigen, Inc.

	High	Low
Fiscal Year 2007
First Quarter	$7.40	$5.82
Second Quarter	7.00	6.12
Third Quarter	6.26	5.01
Fourth Quarter	5.43	3.69
Fiscal Year 2008
First Quarter	$4.75	$2.61
Second Quarter	2.41	3.45
Third Quarter	4.60	2.74
Fourth Quarter	0.51	3.98

On January 14, 2009, the last full trading day before we announced the Offer, the closing market price for the Shares on NASDAQ was $0.87 per Share.  We encourage stockholders to obtain a current market price for the Shares before deciding whether to tender their Shares.

According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Avigen 2007 Form 10-K”), filed with the SEC on March 17, 2008, the Company has not paid any dividends since inception.

7.	Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration; Margin Regulations

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.  The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.  We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

Stock Listing.  While it is not our intention, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of NASDAQ for continued listing on NASDAQ.  The rules of NASDAQ establish certain criteria that, if not met, could lead to the delisting of the Shares from NASDAQ.  Among such criteria are the number of stockholders, the number of Shares publicly held and the aggregate market value of the Shares publicly held.  If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and listing is discontinued, the market for the Shares could be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market or would qualify for listing on another securities exchange (although there can be no guarantee that the Company would seek such a listing, even if it were available), and that price or other quotations would be reported by such exchange or through other sources.  The extent of the public market for the Shares and the availability of any price or quotation information would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.  We cannot predict whether delisting of the Shares from NASDAQ, and the listing or other quotation of the Shares on another exchange or through another source (if any), would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act.  While it is not our intention, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.  Registration of the Shares may be terminated upon application by Avigen to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares.  Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Avigen is required to furnish to its stockholders and would eliminate the Company’s obligation under Sections 13 and 15(d) of the Exchange Act to file periodic reports or other information with the SEC.  It would also make certain other provisions of the Exchange Act no longer applicable to Avigen, such as (i) the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, (ii) the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act (and the related requirement to provide an annual report), and (iii) the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions. In addition, the ability of “affiliates” of Avigen and persons holding “restricted securities” of Avigen to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated.  If registration of the Shares under the Exchange Act were terminated, Shares would no longer be eligible for stock exchange listing.

Margin Regulations.  The Shares currently qualify as “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”).  Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.  In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

8.	Information About Avigen, Inc.

Avigen, Inc. is a Delaware corporation that was incorporated on October 22, 1992, with its principal executive offices located at 1301 Harbor Bay Parkway, Alameda, California 94502.  Avigen’s telephone number is (510) 748-7150.

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders. In October 2008 Avigen announced that the top-line data from its AV650 trial for the treatment of spasticity in patients with multiple sclerosis did not meet its primary endpoint, as a result of which Avigen has discontinued all AV650-related activities. In connection with this decision, the Company announced that it has initiated a significant restructuring, including a staff reduction of over 70 percent of its total workforce. Avigen stated that this restructuring and staff reduction is aimed at preserving cash and reassessing its strategic opportunities, including the continued development of its AV411 product candidate and other opportunities. Avigen has disclosed that its current plans are focused on monetizing its existing development assets through development partnerships or sales of assets. Avigen has also disclosed that it intends to acquire through in-license or purchase, other products it believes it can develop to meaningful value inflection points. The Company states that it is still reviewing strategic opportunities and the future operations of the Company are uncertain.

Avigen is subject to the informational requirements of the Exchange Act and files reports, proxy and information statements and other information with the SEC.  You may read and copy all or any portion of the reports, proxy and information statements or other information Avigen files at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E. Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at (202) 551-8090 for further information on operation of the public reference rooms.  The SEC also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

The information concerning Avigen contained in this Offer to Purchase has been taken from or based upon documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.  Neither the Purchaser nor its affiliates take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Avigen to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or its affiliates, except to the extent required by law.

9.	Information About Biotechnology Value Fund, L.P.

The Purchaser, BVF Acquisition LLC, a Delaware limited liability company, is a wholly owned subsidiary of Biotechnology Value Fund, L.P., or BVF, a Delaware limited partnership. BVF, Biotechnology Value Fund II, L.P., a Delaware limited partnership (“BVF2”), BVF Investments, L.L.C., a Delaware limited liability company (“BVLLC”), Investment 10, L.L.C., an Illinois limited liability company (“ILL10”), BVF Partners L.P., a Delaware limited partnership ("Partners") and BVF Inc., a Delaware corporation (“BVF Inc.”) specialize in holding biotechnology stocks for investment purposes. Together, BVF, BVF2, BVLLC, ILL10, Partners and BVF Inc. are referred to as the “BVF Entities.”

The business address of the Purchaser, BVF, BVF2, BVLLC, ILL10 and Partners is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611. The business address of BVF Inc. and Mr. Lampert is One Sansome Street, 31st Floor, San Francisco, California 94104.

Partners serves as the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10.  BVF Inc. serves as the general partner of Partners. Mark N. Lampert, a citizen of the United States, is the sole stockholder, sole director and an officer of BVF Inc.

Mark N. Lampert (Age 48) is the Founder and President of BVF Inc., the general partner of Partners, which is the general partner of BVF, which he founded in 1993.  Mr. Lampert currently serves as a director of three biotechnology companies: Acumen Pharmaceuticals; Biotica Technology Ltd; and Mendel Biotechnology, Inc.  Mr. Lampert earned his Masters of Business Administration from Harvard Business School and an A.B. in chemistry from Harvard College.  By virtue of his positions with Partners, Mr. Lampert shares the power to vote and dispose of the Shares beneficially owned by Partners.  Accordingly, Mr. Lampert may be deemed to be the beneficial owner of the Shares owned by Partners.

During the last five years, none of the Purchaser, the BVF Entities nor Mr. Lampert has been: (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding any violation with respect to such laws.

10.	Past Contacts with Avigen

On October 23, 2008, the BVF Entities filed a Schedule 13D with the SEC indicating they owned 8,201,700 Shares as of October 21, 2008, representing approximately 27.55% of the Company's then outstanding Shares. The BVF Entities subsequently filed amendments to the Schedule 13D on each of October 31, 2008, November 12, 2008, December 11, 2008, December 29, 2008 and January 12, 2009, at which time the BVF Entities reported their current ownership position of 8,819,600 Shares, representing approximately 29.63% of the issued and outstanding Shares.

Since increasing BVF’s investment in October 2008 based upon its belief that Avigen’s shares were significantly undervalued, BVF has contacted the Board several times, each time raising its concern that Avigen’s existing liquid assets not be wasted or otherwise committed to value destroying ventures. BVF has specifically suggested that the Board “guaranty” the worst-case outcome for all stockholders.  BVF has suggested that this guaranty could be accomplished in several ways, including by dividending or distributing all excess cash to stockholders at the present time, or by offering to buy back any and all Shares from stockholders that wish to sell at a specific price at a specific future date.

On December 11, 2008 BVF sent a letter to Avigen expressing its displeasure with the Avigen’s recent performance and continued destruction of stockholder value.  The letter noted, among other things, that since January 1, 2004, the Company’s stock price has fallen more than 90%.  BVF also described its serious misgivings and concerns with recent unilateral actions by the Board, including (i) its announcement on November 5, 2008 of an increase and broadening of management’s “golden parachute” severance agreements, with total payouts of what BVF believes to be at least $3 million, representing approximately 20% of Avigen’s market value and (ii) Avigen’s adoption of the Poison Pill Rights Plan on November 21, 2008.

BVF’s letter questioned why such actions are necessary to “attract and retain key employees” when the Company has no real business at this time and has abandoned the development of all of its products.  The letter also highlighted BVF’s belief that management and the Board are more interested in retaining their jobs and compensation than in maximizing stockholder value in light of the Board’s institution of a “poison pill.” The letter called for the recent severance arrangements to be revoked and the Poison Pill Rights Plan to be redeemed. In the letter, BVF implored the Board to have the Company immediately guarantee the worst-case outcome for all stockholders as described above.

On December 22, 2008, MediciNova described details of a proposed merger between MediciNova and Avigen in a letter to the Company’s Chairman, Zola Horovitz. The Board, in its letter to stockholders dated December 22, 2008, noted that it had rejected the transaction because the Board’s “criteria fundamentally differ.”  We believe the proposed merger would benefit Avigen stockholders and fully support the proposed transaction. We support the proposed merger for the following reasons:

1.  Downside Protection:  The proposed merger provides for the same downside protection that BVF encouraged Avigen to implement directly (which Avigen rejected). Subsequent to the proposed merger, if MediciNova is unsuccessful, Avigen stockholders will receive approximately the current liquidation value of Avigen.

2.  Extraordinary Upside Potential:  If MediciNova is successful post-merger, Avigen stockholders could own a substantial percentage of MediciNova.

3. Free Option:  As currently proposed, stockholders have at least one year after the merger is consummated to choose downside protection or upside potential, as described above. This decision could be based on information obtained over the course of the free option period, including the stock performance of MediciNova.  This free option period offers stockholders’ tremendous upside potential with virtually no risk.

4.  Change of Control:  We believe the proposed merger would result in new stewardship of Avigen’s assets, curtailing current management’s stated plan of seeking ways to utilize (and we fear waste) Avigen’s cash in any way they wish. We believe this prospect is particularly frightening in light of CEO Ken Chahine’s recent statements that “it’s hard to put a finger on exactly what we would do”, that he “intends to build” and that he “thinks that there are opportunities outside of therapeutics.”

5.  Unique Synergies:  We believe there are unique synergies between MediciNova and Avigen which likely would not exist with other potential acquirers of Avigen.  These synergies involve overlapping drug development by MediciNova and Avigen, and give rise to the compelling nature of the proposed merger.

BVF has expressed its full and enthusiastic support for this proposed merger and believes it is the best interest of all Avigen stockholders.  BVF has called on the Board to negotiate with MediciNova and work to consummate the proposed merger expeditiously.

On January 9, 2009, BVF and BVF2 submitted a request to the Company (the “Special Meeting Request”) requesting that the Company call a special meeting of stockholders (the “Special Meeting”) in accordance with the Amended and Restated Bylaws of the Company (the “Bylaws”) and the Special Meeting Request for the following purposes: (a) to remove, without cause, all of the existing directors serving on the Company’s Board, as well as any other individual(s) that may be appointed to the Board during the period beginning the date prior to the Company’s receipt of the Special Meeting Request to and through the date of the Special Meeting, (b) to elect four director nominees to the Board, Mark N. Lampert, Oleg Nodelman, Matthew Perry and Robert M. Coppedge, to fill any vacancies resulting from the removal of directors as described in clause (a), to the extent permitted by law, (c) to amend the Bylaws to permit stockholders to elect directors to the Board in cases when the entire Board is vacant, to the extent permitted by law, and (d) to repeal any change to the Bylaws adopted by the Board during the period beginning the date prior to the Company’s receipt of the Special Meeting Request to and through the date of the Special Meeting.

 In conjunction with delivery of the Special Meeting Request, BVF delivered a letter dated January 9, 2009 to the Company nominating Messrs. Lampert, Nodelman, Perry and Coppedge, as set forth therein, for election to the Board at the Special Meeting.

 On January 9, 2009, BVF delivered a letter to the Company demanding to inspect a list of stockholders as of January 9, 2009, and as of the record date for the Special Meeting, and certain other corporate records of the Company pursuant to Section 220 of the Delaware General Corporation Law. The purpose of such demand is to allow BVF to communicate with the Company’s stockholders regarding the Special Meeting and their mutual interests as stockholders.

11.	Purpose of the Offer

As described above, on January 9, 2009 BVF delivered the Special Meeting Request. As described herein, a condition to this Offer is the Nominees Condition. If elected, the BVF Nominees, subject to their fiduciary duties, intend to pursue negotiations with MediciNova related to a proposed merger with the Company, and work to consummate the proposed merger expeditiously. Assuming the conditions of this Offer are satisfied, stockholders of Avigen would have the choice of (i) tendering their Shares and receiving a fixed cash payment upon the closing of the Offer at a premium to the market price on the day prior to the announcement of this Offer or (ii) maintaining their investment in the Company and participating in the proposed merger with MediciNova, if it occurs.  The Purchaser is making this Offer because BVF believes that the purchase of Shares at the purchase price pursuant to the Offer represents an attractive investment for the Purchaser.

12.	Source and Amount of Funds

We will need approximately $20,949,515 to purchase all of the outstanding Shares not owned by the BVF Entities pursuant to the Offer.  We intend to provide the funds for such capital contribution, as well as pay related fees and expenses, from BVF Entities’ working capital.  The Offer is not subject to any financing condition.

13.	Interest in Securities of Avigen

As of the date hereof, BVF beneficially owned 1,975,340 shares of Common Stock, BVF2 beneficially owned 1,364,911 shares of Common Stock, BVLLC beneficially owned 4,969,764 shares of Common Stock and ILL10 beneficially owned 509,585 shares of Common Stock. The Purchaser does not currently beneficially own any Shares.

As the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser of ILL10, Partners may be deemed to beneficially own the 8,819,600 shares of Common Stock beneficially owned in the aggregate by BVF, BVF2, BVLLC and ILL10.  As the general partner of Partners, BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock beneficially owned by Partners.

Mr. Lampert, as a director and officer of BVF Inc. may be deemed to beneficially own the 8,819,600 shares of Common Stock beneficially owned by BFV Inc.

Neither the Purchaser nor any Affiliate has as effected any transaction in the Shares during the past 60 days.

14.	Conditions of the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser’s rights to extend and amend the Offer at any time, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if at or prior to the Expiration Date, the Poison Pill Condition, the Nominees Condition and the Extraordinary Transaction Condition have not been satisfied, or at the Expiration Date any of the following events have occurred, or are deemed by the Purchaser to have occurred, and be continuing, or conditions shall exist:

(a)
any event or change will have occurred (or any development shall have occurred involving prospective changes) in the business, financial condition or results of operations of Avigen or any of its subsidiaries that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Avigen or the value of the Shares;

(b)
there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, or any restriction shall exist, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the Shares or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares, (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by us on all matters properly presented to the stockholders or (iv) might result, in our reasonable judgment, in a materially adverse effect on Avigen or the value of the Shares;

(c)
any statute, rule, regulation, judgment, decree, interpretation, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or to us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of the Shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer, (iii) might impose limitations on our ability (or any affiliate of ours) to acquire, hold or exercise full rights of ownership of the Shares, including, but not limited to, the right to vote the Shares purchased by us on all matters properly presented to the stockholders or (iv) might result in a materially adverse effect on Avigen or the value of the Shares;

(d)
there occurs (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average, the Standard and Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the commencement date of the Offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations or prospects of the Company and its subsidiaries, taken as a whole, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (v) any material adverse change in the market price of the Shares or in the U.S. securities or financial markets, (vi) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (vii) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(e)
the Company has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to us or any of our affiliates, (viii) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for Shares by us, (ix) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company, or we shall have become aware of any such action which was not previously announced or (x) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed; or

(f)
the Company shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or the purchase of securities or assets of the Company any type of option, warrant or right which, in our reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; which, in our reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by us) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion.  Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.  Any determination by us concerning the events described in this Section 14 will be final and binding upon all parties.

15.	Legal Matters; Regulatory Approvals

Based on our review of publicly available filings by Avigen with the SEC, we are not aware of any licenses or regulatory permits that appear to be material to the business of Avigen that might be adversely affected by our acquisition of the Shares as contemplated by the Offer.  In addition, we are not aware of any filings, approvals or other actions by or with any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of the Shares by us as contemplated by the Offer.  Should any such approval or other action be required, we presently contemplate that we will seek such approval or other action where practicable within the time period contemplated by the Offer.  We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter.  There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to Avigen’s business or financial condition.

16.	Fees and Expenses

We have retained MacKenzie Partners, Inc. to act as Information Agent and The Colbent Corporation as Depositary in connection with the Offer.  MacKenzie Partners, Inc. may contact holders of the Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.  MacKenzie Partners, Inc. will receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares in the Offer.  Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender Shares through the brokers or banks and not directly to the Depositary.  We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.  We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of the Shares, except as otherwise described in Section 2.

17.	Miscellaneous

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted.  If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.  If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you.  We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer.  We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal.  If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

Biotechnology Value Fund, L.P.
January 23, 2009

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company, or by such stockholder’s bank, broker, dealer, trust company or other nominee, to the Depositary as follows:

The Depositary for the Offer is:

The Colbent Corporation

By Mail:		By Hand or Overnight Delivery:
The Colbent Corporation P.O. Box 859208 Braintree, MA 02185-9208	By Facsimile: (For Eligible Institutions Only) (781) 930-4942 Confirm Facsimile Transmission: (By Telephone Only) (781) 930-4900	The Colbent Corporation 161 Bay State Drive Braintree, MA 02184

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below.  Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com